Exhibit 99.1

CORRECTING AND REPLACING Applied Digital Reports Second Quarter Financial Results for 2005

Friday August 5, 11:29 am ET

Revenue Increases From Digital Angel and VeriChip Corporation Drive Margin Expansion

DELRAY BEACH, Fla.--(BUSINESS WIRE)--Aug. 5, 2005--Fourth graph, second sentence of release dated Aug. 4, 2005 should read: Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(3.4) million and $(2.5) million, or $(0.06) and $(0.05) per basic share, for the second quarters of 2005 and 2004, respectively (sted Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(4.5) million and $(2.5) million, or $(0.07) and $(0.05) per basic share, for the second quarters of 2005 and 2004, respectively).

Fifth graph, second sentence should read: Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(1.8) million and $(2.8) million, or $(0.03) and $(0.06) per basic share, for the six-months ended June 30, 2005 and 2004, respectively. (sted Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(2.9) million and $(2.8) million, or $(0.05) and $(0.06) per basic share, for the six-months ended June 30, 2005 and 2004, respectively).

Financial tables were also corrected.

The corrected release reads:

APPLIED DIGITAL REPORTS SECOND QUARTER

FINANCIAL RESULTS FOR 2005

Revenue Increases From Digital Angel and VeriChip Corporation Drive Margin Expansion

DELRAY BEACH, FL- August 5, 2005 - Applied Digital (Nasdaq: ADSX), a leading provider of identification and security technology, today reported financial results for the second-quarter ended June 30, 2005. The Company's consolidated financial results include the balance sheets, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC) and InfoTech USA, Inc. (OTC: IFTH).

Revenue for the second quarter of 2005 was $29.4 million, a 12% increase from $26.3 million in revenue in the second quarter of 2004. The increase in quarterly revenue was primarily attributable to increases at Digital Angel Corporation and to the additions of, and improvements with, the two acquired companies that are now part of VeriChip Corporation. Revenue for the six-months ended June 30, 2005 was $51.3 million, a decrease from the $52.8 million in revenue in the first half of 2004. This decrease in six-month revenue reflects a revenue decrease that occurred in the first quarter of 2005, which was primarily attributable to the termination of a low-margin contract between the Company’s wholly-owned subsidiary, Government Telecommunications, Inc. and the United States Postal Service. Excluding the impact of this contract, revenue increased from 2004 to 2005.

Gross profit increased to approximately $11.8 million in the second quarter of 2005 compared to approximately $7.2 million in the second quarter of 2004, and gross profit margins increased to 40.1% in the second quarter of 2005 compared to gross profit margins of 27.4% in the second quarter of 2004. Gross profit increased to approximately $20.0 million in the six-months ended June 30, 2005 compared to approximately $15.3 million in the comparable 2004 period, and gross profit margins increased to 39% in the first half of 2005 compared to gross profit margins of 29% in the six-months ended June 30, 2004. Gross margin in both the second quarter and first six months of 2005 significantly improved as a result of a more favorable mix of business, due primarily to increased sales of higher margin products from Digital Angel and VeriChip Corporation.

The loss from continuing operations for the second quarter of 2005 was approximately $(1.5) million compared to a loss from continuing operations of $(2.5) million for the second quarter of 2004. Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(3.4) million and $(2.5) million, or $(0.06) and $(0.05) per basic share, for the second quarters of 2005 and 2004, respectively. Included in the results for the second quarters of 2005 and 2004 was a non-cash interest reduction of $0.8 million and $0.3 million, respectively, as a result of the quarter-to-quarter revaluation of certain of the Company’s warrants. These warrants were issued to certain investors in connection with the repayment of IBM Credit, the Company’s former lender. As a result of the warrants’ being exchangeable into shares of the Digital Angel common stock owned by the Company, the warrants are required to be re-valued each reporting period. Fluctuations in the market price of Digital Angel’s common stock result in increases/decreases in the value of the warrants, which are reflected in the Company’s operating results as increases/reductions in interest expense. The warrants vested on June 30, 2003 and expire on June 30, 2007.

Income from continuing operations for the first half of 2005 was approximately $0.1 million compared to a loss from continuing operations of $(2.9) million for the first half of 2004. Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(1.8) million and $(2.8) million, or $(0.03) and $(0.06) per basic share, for the six-months ended June 30, 2005 and 2004, respectively. Included in the results for the first half of 2005 and 2004 was an interest reduction of $3.2 million and $0.9 million, respectively, as a result of the quarter-to-quarter revaluation of the warrants discussed above. Also, included in the results for the first half of 2005 and 2004 was income of $0.9 million and $0.1 million, respectively, attributable primarily to the increase in the Company’s ownership percentage of Digital Angel during each of these periods.

Revenue for VeriChip Corporation was $3.0 million for the three-and six-months ended June 30, 2005. On a pro-forma basis, (i.e. as if the acquisitions of VeriChip Inc., formerly eXI Wireless, Inc. and Instantel Inc., which occurred on March 31, 2005 and June 10, 2005, respectively, had occurred as of the beginning of the respective second quarters of 2005 and 2004) VeriChip Corporation’s revenue for the second quarter of 2005 would have been approximately $6.4M compared to pro-forma revenue of approximately $5.0 million for the second quarter of 2004, representing a 28% growth rate.

Commenting on the results, Scott R. Silverman, Chairman and CEO stated, “We are pleased with the increase in gross margins and the top-line growth at Digital Angel and VeriChip. In addition to its steady revenue growth, VeriChip Corporation now has five hospitals that have agreed to adopt the VeriChip patient identification system. We hope to have 20-25 hospitals by year end. ”

Some of the highlights of the second quarter included:

▪	Completion of the acquisition of Instantel Inc. This transaction enhances the Company’s product offerings and solidifies VeriChip Corporation as the first RFID company for people.

▪	Integrationof VeriChip Corporation’s first acquisition, eXI Wireless, with the implantable VeriChip microchip business, including marketing and operational efforts.

▪	Appointment of Tommy Thompson, former Secretary of Health and Human Services, to the Board of Directors of VeriChip Corporation.

▪
Expansion of VeriChip Corporation’s hospital infrastructure both through the eXI Wireless and Instantel acquisitions and the efforts to have hospitals agree to implement the VeriChip identification system. As of the end of July, five hospitals have agreed to implement readers in their emergency rooms.

▪
Organic growth of revenue at Digital Angel. Due to strength in its Animal Applications and GPS and Radio Communications businesses, Digital Angel’s total revenue for the second quarter rose 46% to $14.9 million from $10.1 million in last year's second quarter.

▪	Improved gross profit and gross profit margins.

The Company will host a conference call today at ---- p.m. EDT. Scott R. Silverman, Applied Digital's Chairman and Chief Executive Officer, Michael E. Krawitz, Executive Vice President and General Counsel, Evan C. McKeown, Chief Financial Officer, and Kevin McLaughlin, Chief Executive of VeriChip Corporation, will host the call. Interested participants should call (800) 472-8309 when calling from the United States or (706) 643-9561 when calling internationally. Please reference Conference I.D. Number 8213318.

There will be a playback available until midnight, September 4, 2005. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 8213318 for the replay.

This call is being webcast and can be accessed at Applied Digital's Web site at www.adsx.com until September 4, 2005. The conference call can be found under the subheadings, "Investor Relations" and then "Audio Archives."
About Applied Digital -- "The Power of Identification Technology"

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company's unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC - News).

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS DATA
(In thousands, except par value)

Assets

	June 30, 2005	December 31, 2004
Current Assets	(unaudited)
Cash and cash equivalents	$22,089	$30,839
Restricted cash	-	327
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $911 in 2005 and $810 in 2004)	20,321	16,553
Inventories	12,031	8,115
Notes receivable	330	621
Other current assets	4,449	2,237

Total Current Assets	59,220	58,692

Property And Equipment, net	10,672	7,864

Notes Receivable, net	249	263

Goodwill, net	96,350	68,194

Other Assets, net	15,599	5,175

	$182,090	$140,188

Liabilities and Stockholders' Equity

Current Liabilities
Notes payable and current maturities of long-term debt	$6,958	$2,044
Accounts payable	13,508	9,318
Other accrued expenses	17,341	20,811
Dividends payable	1,459	-
Net liabilities of Discontinued Operations	5,573	5,495

Total Current Liabilities	44,839	37,668

Long-Term Debt and Notes Payable	3,525	2,288

Other Long-Term Liabilities	6,069	5,075

Total Liabilities	54,433	45,031

Commitments And Contingencies

Minority Interest	53,504	54,313

Redeemable Preferred Stock - Series D	11,003	-

Preferred Stock, Common Stock and Other
Stockholders' Equity
Preferred shares: Authorized 5,000 shares in 2005 and 2004 of $10 par value; special voting, no shares issued or outstanding in 2005 and 2004, Class B voting, no shares issued or outstanding in 2005 and 2004	-	-
Common shares: Authorized 125,000 shares in 2005 and 2004, of $.01 par value; 63,425 shares issued and 63,325 shares outstanding in 2005 and 56,541 shares issued and 56,441 shares outstanding in 2004	634	565
Common and preferred additional paid-in capital	491,850	471,271
Accumulated deficit	(431,088)	(431,222)
Common stock warrants	4,239	2,882
Treasury stock (carried at cost, 100 shares in 2005 and 2004)	(1,777)	(1,777)
Accumulated other comprehensive income	11	402
Notes received for shares issued	(719)	(1,277)

Total Preferred Stock, Common Stock and Other Stockholders' Equity	63,150	40,844

	$182,090	$140,188

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)
(Unaudited)

	For The Three-Months Ended June 30,		For The Six-Months Ended June 30,
	2005	2004	2005	2004

Product revenue	$25,562	$22,459	$43,695	$45,497
Service revenue	3,833	3,878	7,638	7,342

Total revenue	29,395	26,337	51,333	52,839

Cost of products sold	15,640	17,320	27,824	34,058
Cost of services sold	1,956	1,850	3,511	3,475

Gross profit	11,799	7,167	19,998	15,306

Selling, general and administrative expense	12,170	8,373	21,076	16,805
Research and development	1,284	1,140	2,584	2,065
Depreciation and amortization	1,028	667	1,454	980
Interest and other income	(872)	(83)	(1,183)	(581)
Interest expense reduction	(595)	(139)	(2,755)	(449)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiary	(1,216)	(2,791)	(1,178)	(3,514)

Provision for income taxes	(55)	(27)	(42)	(119)

Loss from continuing operations before minority interest and gain (loss) attributable to capital transactions of subsidiary	(1,271)	(2,818)	(1,220)	(3,633)

Minority interest	186	424	465	690

Net gain (loss) on capital transactions of subsidiary	32	196	411	(1,767)

Gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiary	(422)	(259)	482	1,891

(Loss) income from continuing operations	(1,475)	(2,457)	138	(2,819)

Loss from discontinued operations	-	(525)	-	(790)

Change in estimate on loss on disposal of discontinued operations and operating losses during the phase out period	-	13	(4)	2,115

Net (loss) income	(1,475)	(2,969)	134	(1,494)
Preferred stock dividends	(1,500)	-	(1,500)	-
Accretion of beneficial conversion feature of Redeemable Preferred Stock - series D	(474)	-	(474)	-

Net loss available to common stockholders	$(3,449)	$(2,969)	$(1,840)	$(1,494)

Loss per common share - basic
Loss from continuing operations	$(0.06)	$(0.05)	$(0.03)	$(0.06)
(Loss) income from discontinued operations	-	(0.01)	-	0.03

Net loss per common share - basic	$(0.06)	$(0.06)	$(0.03)	$(0.03)

Loss per common share - diluted
Loss from continuing operations	$(0.06)	$(0.05)	$(0.04)	$(0.06)
(Loss) income from discontinued operations	-	(0.01)	-	0.03

Net loss per common share - diluted	$(0.06)	$(0.06)	$(0.04)	$(0.03)

Weighted average number of common shares outstanding - basic	62,435	50,855	59,668	49,398

Weighted average number of common shares outstanding - diluted	62,736	50,855	59,819	49,398
_______________
Contact:
CEOcast, Inc.
Investors:
Ken Sgro, 212-732-4300
kensgro@ceocast.com